For period ending  1/31/00

File number 33 - 80630

77(C).   Matters submitted to a vote of security holders.

   a.   Annual meeting of shareholders:  December 1, 1999

   a.1   Directors elected:

Richard G. Capen, Jr., H. Frederick Christie, Don R. Conlan, Diane C. Creel, Martin Fenton, Leonard R. Fuller, Abner D. Goldstine, Paul G. Haaga, Jr., Richard G. Newman, and Frank M. Sanchez.

    a.2 Ratification or rejection of a proposed amendment to the Fund's Articles of Incorporation to reduce the par value per share:

Votes:
Affirmative             Against            Abstain
23,475,060              812,113            833,152

    a.3 Ratification or rejection of proposed changes to the Fund's investment restrictions:

   To amend the restriction regarding diversification and industry concentration;

Votes:
Affirmative              Against                   Abstain
17,527,085               625,171                   916,709

(Broker Non-Votes:  6,051,360)

   To eliminate the restriction regarding pledging assets;

Votes:
Affirmative              Against                   Abstain
16,928,191               1,232,142                 908,632

(Broker Non-Votes:  6,051,360)

To eliminate the restriction regarding oil, gas or mineral exploration;

Votes:
Affirmative              Against                   Abstain
17,033,517               1,215,042                 820,406

(Broker Non-Votes:  6,051,360)

    a.4 Ratification or rejection of the election by the Board of Directors of PricewaterhouseCoopers LLP as the independent public accountant for the
Fund:

Votes:
Affirmative              Against                   Abstain
24,599,611               127,244                   393,470